AGL Resources Inc.					AGL Resources Inc.
Consolidating Income Statements					Form U5S, Exhibit F.3b.1
For the Three Months Ended December 31, 2001

	AGL Resources Inc.	Distribution Operations	Wholesale Services	Energy Investments	Corporate

Operating revenues	$201,018,369	$194,351,972	$6,542,823	$405,740	$(282,166)
Cost of sales	49,090,400	48,346,255	401,313	342,832	-
Operating margin	151,927,969	146,005,717	6,141,510	62,908	(282,166)
Operating expenses
Operation and maintenance	68,177,057	62,827,154	2,683,291	1,730,804	935,808
Depreciation and amortization	23,209,933	21,201,189	4,237	12,863	1,991,643
Taxes other than income	5,943,057	5,098,504	96,860	21,947	725,746
Total operating expenses	97,330,047	89,126,847	2,784,388	1,765,615	3,653,197
Operating income	54,597,922	56,878,870	3,357,122	(1,702,707)	(3,935,363)
Other income (loss)	7,731,193	2,942,212	(11,289)	5,344,781	(544,511)
Earnings before interest and taxes	62,329,115	59,821,083	3,345,833	3,642,074	(4,479,875)
Interest expense and preferred stock dividends	23,881,982	12,581,332	(38,360)	144,941	11,194,069
Earnings before income taxes	38,447,133	47,239,751	3,384,193	3,497,133	(15,673,944)
Income taxes	13,593,065	16,615,247	1,314,563	2,104,342	(6,441,086)
Net income	$24,854,068	$30,624,504	$2,069,630	$1,392,791	$(9,232,857)